EXHIBIT 99.2

Westlake Chemical Partners Announces Renewal of Ethylene Sales Agreement

HOUSTON, Oct. 30, 2025 – Westlake Chemical Partners LP (NYSE: WLKP) (the “Partnership”) announced that Westlake Chemical OpCo LP (“OpCo”) and Westlake Corporation (“Westlake”) agreed to renew the Ethylene Sales Agreement between the parties through December 31, 2027 in accordance with its terms, which provides for an initial term through December 31, 2026 and automatic 12-month renewal periods until terminated at the end of the initial term or any renewal term on not less than 12-months’ notice.
The renewal of the Ethylene Sales Agreement will facilitate continued offtake on attractive terms for 95% of the ethylene produced by OpCo. The renewed agreement maintains the same pricing formula and sales volume protections that have provided the Partnership with the distributable cash flow to make 45 consecutive quarterly distributions to unitholders, without any decreases, since its initial public offering in 2014.
In connection with the renewal of the Ethylene Sales Agreement, OpCo and certain affiliates of Westlake entered into an amendment to the Services and Secondment Agreement to align the term of such agreement with the term of the Ethylene Sales Agreement. In addition, the Partnership, OpCo and certain affiliates of Westlake also entered into an amendment to the Omnibus Agreement to provide that the Omnibus Agreement would terminate upon termination of the Ethylene Sales Agreement. The amendment also addressed certain procedural requirements in connection with Westlake’s obligation to indemnify the Partnership for certain matters, including, among others, environmental and tax matters, under the Omnibus Agreement.
About Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Contacts:
Media Relations – Ben Ederington – 713.585.2900
Investor Relations – Steve Bender – 713.585.2900